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FOR IMMEDIATE RELEASE:  June 27, 2002
CONTACT:  Viktoria Plyam at 212-689-1470

Hollinger International Inc. Acquires Interest in News Communications, Inc.

New York, NY--June 27, 2002 - News Communications, Inc. and Hollinger International Inc. announced today that Hollinger has acquired an interest in News Communications, Inc., publisher of The Hill and Dan's Papers, from James A. Finkelstein, News Communications' President and CEO through a newly formed partnership. The newly formed Hollinger-Finkelstein partnership will own, on a fully diluted basis, approximately 29% of the outstanding stock of News Communications. The partnership and Finkelstein control a majority of the voting power of News Communications through existing shareholder arrangements.

Matthew Doull, Partner at Hollinger Capital, said: "We are delighted to have made this investment. In a short period of time and a difficult environment for publishing, Jimmy Finkelstein has done a commendable job in turning News Communications around. We are particularly looking forward to our presence in Washington through The Hill, an important and influential publication in the US political world."

Mr. Finkelstein said: "Hollinger's interest in our company is a tribute to the progress we have made and the potential for further growth of our publications. Hollinger is one of the world's great publishing companies and their association will be of great value to us."

Hollinger is a global newspaper publisher with English-language newspapers in the United States, United Kingdom, and Israel. Its assets include The Telegraph Group Limited in Britain, which publishes The Daily Telegraph, the Chicago Sun-Times, the Jerusalem Post, a large number of community newspapers in the Chicago area, and a portfolio of new media investments.

For more information on Hollinger International Inc., please visit our website at www.hollinger.com.

News Communications, Inc. publishes six newspapers including, The Hill, a newspaper devoted to the United States Congress; Dan's Papers, the largest weekly circulation in the Hamptons; The Montauk Pioneer, Queens Tribune, Western Queens Tribune and Press of Southeast Queens.


This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting News Communication's business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand advertising sales; general economic conditions; and other risks detailed time to time in News Communication's filings with the Securities and Exchange Commission.